Exhibit 15.1

TreeHouse Foods, Inc.
Two Westbrook Corporate Center
Suite 1070
Westchester, Illinois  60154

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the three and six month periods ended June 30, 2010 and 2009, as indicated in our report dated August 6, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated by reference in Registration Statements No. 333-126161 and No. 333-150053 on Form S-8 and No. 333-164903 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 6, 2010